Exhibit 23.1.a

CONSENT OF COUNSEL

       As General Counsel and Assistant Secretary of Great Plains Energy Incorporated, I have reviewed the statements as to matters of law and legal conclusions in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and consent to the incorporation by reference of such statements in the Company’s previously-filed Form S-3 Registration Statements (Registration No. 333-97263, Registration No. 333-132829, Registration No. 333-114486 and Registration No. 333-133891) and Form S-8 Registration Statements (Registration No. 33-45618 and Registration No. 333-132828).

/s/Mark G. English
Mark G. English

Kansas City, Missouri
February 27, 2007